AXIOM INTERNATIONAL INVESTORS LLC

CODE OF ETHICS

INTRODUCTION

This Code of Ethics (the “Code”) is based on the principle that you, as officers and employees of Axiom International Investors LLC (“Axiom”), owe a fiduciary duty to, among others, the Clients (as defined herein) of Axiom. Axiom is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and as such, Axiom and its employees are subject to the requirements of the Advisers Act with respect to Axiom’s clients. The purpose of this Code is to provide procedures consistent with the requirements of Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Advisers Act.

The Code applies to all employees, members, managers, and officers (collectively, “employees”) of Axiom. Axiom shall provide a copy of this Code (and any subsequent amendments) to every employee. Employees must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Clients. As required by Rule 204A-1, employees must comply with all applicable federal securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, and rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any related rules adopted by the SEC or the Department of the Treasury, as well as all other policies of Axiom and all other laws relating to Axiom and its business. As used in this Code, all references to “you” shall mean all employees of Axiom.

As a general principle, it is imperative to avoid any situation that might compromise, or call into question, the exercise of fully independent judgment by employees in the interests of our Clients. As fiduciaries, employees must at all times:

1. Place the interests of Clients first. In other words, as a fiduciary you must avoid serving your own personal interests ahead of the interests of our Clients.

2. Conduct all personal securities transactions in full compliance with this Code. Personal securities transactions should comply with both the letter and spirit of the Code.

3. Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Axiom or its Clients could call into question the exercise of your independent judgment.

Definitions

For purposes of this Code, the following definitions apply:

“Automatic Investment Plan” is a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities. For purposes of this Code, an officer or employee will be deemed to have a “Beneficial Ownership” interest in securities held in all personal accounts of all officers and employees. A personal account includes an account maintained by or for: 1) any member of an officer’s or employee’s Immediate Family sharing the same household; 2) any individuals who live in the officers’ or employees’ household and over whose purchases, sales or trading activities the officer or employee exercises control or investment discretion; 3) any persons for whom the officer or employee provides financial support and either (a) whose financial affairs the officer or employee controls, or (b) for whom the officer or employee provides discretionary advisory services with respect to such person’s ownership of securities; (4) any trust or other arrangement which names the officer or employee as a beneficiary remainderman; and (5) any partnership, corporation or other entity in which the officer or employee has a 25% or greater beneficial interest, or in which the officer or employee exercises, either individually or together with others, effective Control.

“Chief Compliance Officer” shall mean the chief compliance officer of Axiom for purposes of Rule 206(4)-7 of the Advisers Act, currently, Denise M. Zambardi.

“Client” means any client of Axiom, including any private investment fund for which Axiom acts as general partner, manager or investment adviser.

“Control” shall have the meaning set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company.

“ETF” means all exchange traded funds available in the United States and any equivalent securities available in non-US jurisdictions.

“Exempt Security” means any: (1) direct obligation of the Government of the United States, including all state and municipal obligations; (2) bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument; (3) shares issued by registered open-end mutual funds (including money-market funds) and unit investment trusts, in each case provided they are not Reportable Funds or ETFs (as defined herein); and (4) Securities in an account over which you do not have any direct or indirect influence or Control (note that there is a presumption that you can exert some measure of influence or control over accounts held by members of your immediate family sharing the same household, but this presumption may be rebutted by convincing evidence).

“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, sister-in-law, and includes any adoptive relationship.

“Reportable Fund” is any investment company registered under the 1940 Act for which Axiom serves as an investment adviser or sub-adviser or any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with Axiom. A list of all Reportable is maintained by the Chief Compliance Officer.

“Security” means any note, stock, treasury stock, share of any Reportable Fund, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put call, straddle, option, future or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. For the avoidance of doubt, the term “Security” as used in this Code includes all ETFs.

“Third Party Managed Account” is an account in which an Axiom employee has Beneficial Ownership and as to which (i) pursuant to an agreement and in actual practice, an investment adviser or broker (who is not an employee or affiliate of Axiom) has full discretionary authority to purchase and sell Securities without prior notification to, discussion with or consent of the accountholder or his/her representatives (including the Axiom employee); and (ii) with respect to which communications with the adviser or broker are limited to confirmations and account statements, fee discussions, and other communications and discussions that do not relate to purchases or sales of specific Securities.

TRADING AND OTHER RESTRICTIONS

Gifts and Entertainment

Except with the consent of the Chief Compliance Officer and the President, you may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value, from any person or entity that does business, or desires to do business, with Axiom directly or on behalf of a Client provided that you may accept gifts from a single giver so long as their estimated value does not exceed $100. Reasonable gifts received on behalf of Axiom generally shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to Axiom’s offices by service providers.

You may attend business meals, sporting events and other entertainment events at the expense of the giver, so long as the event is consistent with industry norms (i.e. not lavish or extravagant in nature) and both you and the giver are present, and provided that if the aggregate value of the meal or event provided to you (and your spouse or other guest) may not exceed $200 unless you have the prior written approval of the Chief Compliance Officer or in her absence the Chief Operating Officer. If you are uncertain whether the cost of an event is likely to exceed $200, you should seek such advance consent.

The Chief Compliance Officer should report to and seek approval from the Chief Operating Officer for the giving or receipt of gifts and entertainment in accordance with this policy.

Pre-clearance Procedure

General Requirement. Generally, you may not engage, or permit any other person or entity to engage, in any purchase or sale of a Security in which you have, or by reason of the transaction will acquire, Beneficial Ownership (as defined above) unless you submit a preclearance request in writing to the compliance team by e-mailing compliance@axinvest.com.

Exceptions to Preclearance Requirement. A pre-clearance request is not required with respect to the following transactions:

•	Any transaction in Exempt Securities;

•	Any purchase of Securities pursuant to an Automatic Investment Plan;

•	Any transaction involving ETFs or publicly traded corporate bonds; and

•	Any transaction in Securities held in a Third Party Managed Account.

Pre-clearance requests will not be granted with respect to any purchase or sale of a Security (i) that is currently being actively considered for purchase or sale by Axiom on behalf of a client or (ii) on any day during which there is a pending buy or sell order in the same Security on behalf a Client. The purchase or sale that is the subject of the pre-clearance must be executed on the day approval is granted.

Special Requirements for Third Party Managed Accounts. To rely on the pre-clearance exemption for a Third Party Managed Account an employee must (i) submit a Certification to the Chief Compliance Officer on the form attached to this Code and (ii) ensure that the accountholder and his/her representatives (including the employee) do not directly or indirectly suggest transactions in specific Securities to the adviser or broker, or otherwise exercise any discretion over account transactions. If the accountholder or his/her representatives engage in discussions of specific investments in Securities the account will no longer qualify as a Third Party Managed Account.

Initial Public Offerings

You may not acquire Beneficial Ownership of any equity security in an initial public offering, except you may acquire Exempt securities at auction.

Private Placements

You may not acquire Beneficial Ownership of any Securities (other than Exempt Securities or Securities acquired pursuant to an Automatic Investment Plan) in a private placement, unless prior written approval has been received from the Chief Compliance Officer.

Use of Broker Dealer for Transactions

You may not engage, and you may not permit any other persons or entity to engage in any purchase or sale of a publicly traded Security (other than Exempt Securities or Securities acquired pursuant to gift or inheritance or an Automatic Investment Plan) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker- dealer.

Reporting Requirements; Review

Applicability of Reporting Requirements. Generally, all Securities are subject to the reporting requirements under the Code except Exempt Securities. The term “Exempt Securities” is defined on page 2 of this Code, and includes the following:

•	Direct obligations of the Government of the United States or other sovereign entity, including all state, provincial, and municipal obligations;

•	Bankers’ acceptance, bank certificate of deposit, commercial paper, bank repurchase agreement and other high quality short-term debt instrument;

•	Shares issued by registered open-end mutual funds and unit investment trusts that are not ETFs; and

•	Any Securities acquired in an account over which you do not have any direct or indirect influence or Control.

Initial Holdings Reports. Within ten (10) calendar days of becoming an employee of Axiom you must file a report, which must be current as of a date no more than forty-five (45) calendar days prior to the date the report was submitted, with Axiom that lists the following information:

•

List of Broker Dealers. The name of each broker, dealer or bank with whom you maintained an account in which you held any reportable securities for your direct or indirect benefit as of the date of your employment with Axiom;

•

Identifying Details of Securities. The title, number of shares and principal amount of each Security (other than an Exempt Security) which you had any direct or indirect beneficial ownership when you became an employee; and

Annual Holdings Reports. Within thirty (30) calendar days after the end of a calendar year, you must file a report, which must be current as of a date no more than forty-five (45) calendar days prior to the date the report was submitted, with Axiom that lists the following information:

•

List of Broker Dealers. The name of each broker, dealer or bank with whom you maintained an account in which any reportable securities were held for your direct or indirect benefit as of the end of the calendar year;

•

Identifying Details of Securities. The title, number of shares and principal amount of each Security (other than an Exempt Security) in which the you had any direct or indirect beneficial ownership as of the end of the calendar year; and

Quarterly Transaction Reports. You must cause each broker-dealer who maintains an account for any Securities (other than an account containing only Exempt Securities or through which you engage only in purchases pursuant to an Automatic Investment Plan) in which you have Beneficial Ownership to provide Axiom with quarterly broker-dealer statements listing all transactions in Securities (other than Exempt Securities or Securities acquired pursuant to an Automatic Investment Plan) during the quarter. These statements must include the following information:

•	List of Broker Dealers. The name of the broker, dealer or bank through which the transaction was effected;

•

Identifying Details of Securities and Transactions. The date of the transaction, the title, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved, the nature of the transaction (i.e., purchase, sale, etc.) and the price of the Security at which the transaction was effected; and

You must provide these statements within thirty (30) calendar days after the end of the quarter. These statements should be sent directly by such broker-dealer to the Chief Compliance Officer.

In addition, with respect to accounts established during the quarter in which Securities in which you have beneficial ownership were held during the quarter, you must provide the name of each broker, dealer or bank with whom you established the account, and the date the account was established (other than an account containing only Exempt Securities or through which you engage only in purchases pursuant to an Automatic Investment Plan).